Exhibit 99.2

February 21, 2025

QVC Group, Inc. Announces 2025 Virtual Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)—QVC Group, Inc. (“QVC Group,” formerly Qurate Retail, Inc.) (Nasdaq: QVCGA, QVCGB, QVCGP) will be holding its virtual Annual Meeting of Stockholders (the “Annual Meeting”) on Monday, May 12, 2025 at 11:00 a.m. M.T. Stockholders of record as of the record date will be able to listen, vote and submit questions pertaining to the Annual Meeting by logging in at www.virtualshareholdermeeting.com/QVC2025. The record date for the meeting is 5:00 p.m., New York City time, on March 24, 2025. Stockholders will need the 16-digit control number that is printed in the box marked by the arrow on the stockholder’s proxy card or Notice of Internet Availability of Proxy Materials for the QVC Group meeting to enter the virtual Annual Meeting website. A technical support number will become available at the virtual meeting link 10 minutes prior to the scheduled meeting time.

The date of the Annual Meeting has been advanced by more than 20 days from the anniversary date of last year’s annual meeting of stockholders (held on June 10, 2024). As a result, in accordance with QVC Group’s bylaws, (i) stockholder proposals for consideration at the Annual Meeting and (ii) stockholder nominees for election to the board of directors at the Annual Meeting must be received by QVC Group’s Corporate Secretary at its executive offices at 12300 Liberty Boulevard, Englewood, CO 80112 by no later than the close of business on March 3, 2025.

The reason for the advancement of the Annual Meeting date is to allow sufficient time for QVC Group to implement a proposed reverse stock split of its outstanding shares of Series A and Series B common stock in order to regain compliance with the minimum bid price requirement for continued listing of the Series A common stock on the Nasdaq Capital Market, if necessary and as previously disclosed.

In addition, access to the meeting will be available on the Investor Relations page of the QVC Group, Inc. website (https://investors.qvcgrp.com). An archive of the webcast will also be available on this website after appropriate filings have been made with the SEC.

About QVC Group, Inc.

QVC Group, Inc. (NASDAQ: QVCGA, QVCGB, QVCGP) is a Fortune 500 company with six leading retail brands – QVC®, HSN®, Ballard Designs®, Frontgate®, Garnet Hill® and Grandin Road® (collectively, “QVC GroupSM”). QVC GroupSM is a live social shopping company that redefines the shopping experience through video-driven commerce on every screen, from smartphones and tablets to laptops and TVs. QVC Group reaches more than 200 million homes worldwide via 15 television channels, which are widely available on cable/satellite TV, free over-the-air TV, and FAST and other digital livestreaming TV. The retailer also reaches millions of customers via its QVC+ and HSN+ streaming experience, Facebook, Instagram, TikTok, YouTube, Pinterest, websites, mobile apps, print catalogs, and in-store destinations. QVC Group, Inc. also holds various minority interests.

QVC Group, Inc.
Shane Kleinstein, 720-875-5432

Source: QVC Group, Inc.